As filed with the Securities and Exchange Commission on May 6, 2019

Registration Statement No. 333-119885
Registration Statement No. 333-175546
 Registration Statement No. 333-191482
Registration Statement No. 333-193350
Registration Statement No. 333-198136

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-1119885
Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-175546
Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-191482
Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-193350
Post-Effective Amendment No. 1 to Form F-3 Registration Statement No. 333-198136

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOP IMAGE SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Israel	001-14552
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Mixer House, Rokach Blvd 101, Tel Aviv, Israel, 6153101
972-3-7679100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Brendan Reidy
Top Image Systems Ltd.
2 Ben Gurion St, Ramat Gan, 5257334, Israel
Tel: 972-3-7679100
Fax: 972-3-6486664
 (Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:
Dov T. Schwell, Esq.
c/o Schwell Wimpfheimer & Associates LLP
1430 Broadway, Suite 1615
New York, NY 10018

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by Top Image Systems Ltd., a company incorporated under the laws of Israel (the “Company”), remove from registration any and all Ordinary Shares, par value NIS 0.04 per share, of the Company (“Ordinary Shares”), remaining unsold and any other securities issuable by the Company under the following Registration Statements on Form F-3 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form F-3 (No. 333-119885), filed with the Commission on October 22, 2004, pertaining to the resale by certain shareholders identified therein of up to 6,125,713 Ordinary Shares.

•
Registration Statement on Form F-3 (No. 333-175546), filed with the Commission on July 14, 2011, which was amended by Pre-Effective Amendment No. 1 to Form F-3 filed with the Commission on August 8, 2011, pertaining to the registration of the resale by certain shareholders identified therein of up to 1,866,750 Ordinary Shares. Such Ordinary Shares consisted of 1,425,000 issued and outstanding ordinary shares and 441,750 ordinary shares issuable upon the exercise of warrants issued to the selling shareholders in connection with a private placement completed on June 13, 2011.

•
Registration Statement on Form F-3 (No. 333-191482), filed with the Commission on October 22, 2013, which was amended by Pre-Effective Amendment No. 1 to Form F-3 filed with the Commission on November 18, 2013, pertaining to the registration of up to 4,000,000 Ordinary Shares.

•
Registration Statement on Form F-3 (No. 333-193350), filed with the Commission on January 14, 2014, which was amended by Pre-Effective Amendment No. 1 to Form F-3 filed with the Commission on January 23, 2014 and by Pre-Effective Amendment No. 2 to Form F-3 filed with the Commission on January 29, 2014 pertaining to the registration of the resale by certain shareholders identified therein of up to 850,000 Ordinary Shares.

•
Registration Statement on Form F-3 (No. 333-198136), filed with the Commission on August 14, 2014, which was amended by Pre-Effective Amendment No. 1 to Form F-3 filed with the Commission on September 23, 2014, pertaining to the resale by certain shareholders identified therein of up to 2,353,310 Ordinary Shares.

On February 4, 2019, TIS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kofax, Inc., a company organized under the Laws of the State of Delaware (“Ultimate Parent”), Kofax Holdings International Ltd., a private limited company incorporated under the Laws of England and Wales (“Parent”), and Tornely Ltd., a company organized under the Laws of the State of Israel and a wholly owned direct subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, among other things, Merger Sub would be merged with and into TIS (the “Merger”) with TIS being the surviving corporation of the Merger.

On May 6, 2019 (the “Closing Date”), Merger Sub merged with and into TIS, with TIS surviving the Merger as a direct, wholly-owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each (i) TIS Ordinary Share, par value NIS 0.04 per share (other than treasury shares), was automatically converted into the right to receive $0.86 (the “Merger Consideration”); (ii) TIS restricted share unit (“TIS RSU”) was canceled in exchange for the right to receive the Merger Consideration; and (iii) option to purchase Ordinary Shares of TIS (“TIS Option”) was canceled in exchange for the right to receive a lump sum cash payment equal to the positive difference (if any) between the Merger Consideration and the exercise price of such TIS Option.  Given that the exercise price of all TIS Options was greater than the Merger Consideration, all TIS Options, whether vested or unvested, were cancelled upon consummation of the Merger without payment of any consideration.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of in the City of Tel Aviv, State of Israel, on May 6, 2019.

TOP IMAGE SYSTEMS LTD.

By:	/s/ Brendan Reidy
	Name:	Brendan Reidy
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Brendan Reidy Brendan Reidy	Chief Executive Officer (Principal Executive Officer)	May 6, 2019

/s/ John London John London	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2019

/s/ Donald R. Dixon Donald R. Dixon	Chairman of the Board, Director	May 6, 2019

/s/ Martin Hale, Jr. Martin Hale, Jr.	Director	May 6,2019

/s/ Izhak Nakar Izhak Nakar	Director	May 6, 2019

/s/ Ido Schechter Ido Schechter	Director	May 6, 2019